Exhibit 99.1

PRESS RELEASE

Evergreen Solar Receives Letter From

NASDAQ Relating to Its Late Form 10-Q

Marlboro, Massachusetts, August 23, 2011 - Evergreen Solar, Inc. (NasdaqCM: ESLR), a manufacturer of String Ribbon® solar power products with its proprietary, low-cost silicon wafer technology, received a letter from The Nasdaq Listing Qualifications Staff on August 17, 2011, notifying the Company that it is currently not in compliance with Nasdaq Marketplace Rule 5250(c)(1) because it has not filed its report on Form 10-Q for the quarter ended July 2, 2011 in a timely manner. As previously disclosed, the Company has received an additional notice from Nasdaq as a result of having filed a voluntary petition in the United States Bankruptcy Court for the District of Delaware seeking relief under the provisions of Chapter 11 of the Bankruptcy Code (Case No. 11-12590). The Company does not plan to appeal Nasdaq’s determination to delist the Company’s common stock and, as a result, trading of the Company’s common stock will be suspended at the opening of business on August 24, 2011.

About Evergreen Solar, Inc.

Evergreen Solar, Inc. develops, manufactures and markets String Ribbon solar power products using its proprietary, low-cost silicon wafer technology. The Company’s patented wafer manufacturing technology uses significantly less polysilicon than conventional processes. Evergreen Solar’s products provide reliable and environmentally clean electric power for residential and commercial applications globally. For more information about the Company, please visit www.evergreensolar.com. Evergreen Solar and String Ribbon are registered trademarks of Evergreen Solar, Inc.

CONTACT:

Evergreen Solar, Inc.

Michael W. McCarthy

Director – Investor Relations & Government Affairs

mmccarthy@evergreensolar.com

Phone: 508-251-3261